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EXHIBIT 10.9

DATE: September 12, 2000


PARTIES:

1 VICTOR CHANDLER INTERNATIONAL a Gibraltar Corporation with offices at Chandler House, Leanse, 50 Town Range, Gibraltar ("Chandler").

2. ENTERPRISES SOLUTIONS INCORPORATED a Nevada corporation with offices at 140 Wood Road, Braintree, Massachusetts 02184 ("ESI").

INTRODUCTION:

A.      Chandler is involved in bookmaking outside the United States of America.

B. Chandler wishes to develop its bookmaking businesses by providing it services over the Internet to:

        (1) Persons using personal computers, televisions and WAP mobile telephones outside the United States.

        (2) Persons using devices installed in places such as restaurants and hotels outside the United States.

C. For Chandler to develop this business, new technology is required. Those placing bets will need to hold cards for use in devices and the transactions entered into will need to be secure.

D. ESI develops Internet security products and owns the rights to security products and supporting computer hardware.

E. ESI believes it can develop the technology necessary for Chandler to develop its business.

F.      Chandler and ESI wish to record an Agreement as to:

        (1)  The manner in which ESI will develop technology.
        (2) The ability of Chandler to purchase the benefit of that technology for Chandler and its Associated Companies.
        (3)  Ownership and use of the technology that is produced.
        (4) Confidentiality and protection of ESI's proprietary and trade secret information.

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AGREEMENT in consideration of the mutual promises herein contained and other valuable consideration, the parties hereto agree as follows:

1.       DEFINITIONS

1. 1.    In this Agreement:

         "Affirmation" means an election by Chandler in accordance with this Agreement to require ESI to continue to perform all of its obligations arising under this Agreement and with the consequence that Chandler will become obliged to make a payment to ESI in accordance with clause 8 of this Agreement.

         "Associated Companies" means any company which is a subsidiary of the group holding company of which Chandler is a member.

         "Background Technology" means technology which ESI intends to use in performance of this Agreement, which is owned or licensed to ESI with a right to sublicense, and which is in existence in the form of writing or working prototype prior to the effective date of this Agreement.

         "Chandler's Specification" is the specifications appearing in Schedule 1 to this Agreement.

         "ISP" means Internet Service Provider.

         "OEM" means Original Equipment Manufacturer.

         "POP Devices" means a device which (1) is about the size of a cigarette packet, (2) can be used by the public for Internet betting or gaming transactions, (3) is able to be connected to televisions, personal computers and WAP mobile telephones, (4) is ISP dialler enabled and (5) is used in conjunction with a Secure One-Way Payment System.


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         "Public Access Gaming Devices" or "PAG" means a device which (1) is about the size of a cigarette packet, (2) can be used by the public for Internet betting or gaming transactions, (3) is able to be connected to televisions, personal computers and WAP mobile telephones, (4) is ISP dialler transactions enabled and (5) is used in conjunction with a Secure Two-Way Payment System.

         "Secure One-way Payment System" means a payment processing system (allowing the holder of a Sports Card, credit card or debit card to credit a Chandler account) for use in conjunction with high assurance security technology.

         "Secure Two-way Payment System" means a payment processing system (allowing (1) the holder of a Sports Card, credit card or debit card to credit a Chandler account and (2) Chandler to credit Sports Cards, and the accounts of holders of credit cards and debit cards) for use in conjunction with high assurance security technology.

         "Security Boards" means installable PCI based computer cards which enhance the basic security architecture of the standard PC platform such that Internet gaming transactions are secure and that Secure One-way Payment Systems and Secure Two-way Payment System operate effectively.

         "Sports Card" means a small personal payment card (PEP card) to be held by members of the public for insertion into POP and PAG Devices for the purposes of Internet betting or gaming transactions.

         "Sports Card Readers" means a processing device installed in POP and PAG Devices which reads data from Sports Cards, credit cards and debit cards and writes data to Sports Cards.

         "Sports Card Technology" means high assurance security technology developed by ESI for Chandler and includes Sports Cards, POP Devices, PAG Devices, Sports Card Readers, Security Boards, Secure One-way Payment Systems and Secure Two-way Payment Systems and all software necessary to enable the aforementioned to operate in a functionally secure manner.

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         "VPN" as used in this Agreement means Virtual Private Network.

         "WAP" means Wireless Application Protocol.

2.      TERM

2.1. This Agreement shall commence on the date of signing of this Agreement and continue until each party has satisfied their respective obligations under the Agreement or the Agreement is terminated.

3.      MUTUAL OBLIGATIONS

3.1. Chandler and ESI shall co-operate in the development of Sports Card Technology.

3.2. Each party agrees to use reasonable efforts to refrain from taking action that injures the good reputation of the other party.

4.      ESI'S OBLIGATIONS

4.1. ESI shall develop all of the Sports Card Technology required by Chandler for use in Internet betting or gaming transactions conducted by Chandler with the public.

4.2.    ESI shall develop the Sports Card Technology to Chandler's
        Specification.

4.3. Chandler's Specification may be amended at any time by Chandler so long as Chandler and ESI first agree in writing how any costs resulting from the amendment are to be borne and how such amendments will impact on the deadlines contained in this Agreement.

4.4. In the event that Chandler is required to amend Chandler's Specification by reason of the failure or inability of ESI to meet Chandler's Specification as agreed, any costs resulting from the amendment are to be borne by ESI and any delay will only be permitted if agreed in writing by Chandler and ESI.

4.5. ESI shall develop the Sports Card Technology required by Chandler in three stages as follows:

        4.5.1. Stage 1

               (a) The requirements below are to be completed by 150 days from the date of execution of this Agreement, which time is of the essence,

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               (b)    ESI shall develop a Secure One-way Payment System.

               (c) ESI shall produce trial Sports Card Technology (incorporating a Secure One-way Payment system) for use in POP Devices distributed to users determined by Chandler.

               (d) The trial Sports Card Technology will be supported by high assurance security network appliances (including EGuard Secure VPN Controllers) supplied by ESI to secure a Secure One-way Payment System between POP Devices and Chandler's processing facilities.

               (e) ESI will also supply ESI produced remote console administration utilities to be run on standard Windows NT client platforms.

         4.5.2. Stage 2

               (a) The requirements below are to be completed by the ten (10) months from the date of execution of this Agreement, which time is of the essence.

               (b)    ESI shall develop a Secure Two-way Payment System.

               (c) ESI shall refine the Sports Card Technology (incorporating the Secure Two-way Payment System) to allow Chandler OEM rights to distribute and sell Sports Card Technology for use in PAG Devices for the purposes of allowing the public to enter into Internet betting or gaming transactions with Chandler.

               (d) ESI shall develop technology for localised interfaces to banking systems selected by Chandler through an Internet Service Provider to allow for the proper operation of the Secure Two-way Payment System.

               (e) ESI shall develop interfaces with established banking systems that are deployed through a secure ESI network in conjunction with the facilities of an Internet Service Provider.

         4-5.3. Stage 3



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               (a)    The requirement below is to be completed by a time to be
                      agreed.

               (b) ESI shall co-operate with Chandler as to the development of new product lines for the mutual benefit of both parties.

4.6. ESI represents that its Security Boards and Sports Card Technology to be developed hereunder will meet or exceed the state-of-the-art technology for Internet security products and incorporates the highest degree of security reasonably feasible to protect against fraud and third-party interception and interference with the payment transaction.

4.7. ESI agrees not to market, sell, licence, sub-licence, transfer or assign, or develop any competing Sports Card Technology for use in the Internet betting and/or gaming industry for the term of this Agreement and, in the event of Affirmation at the end of Stage 1, until 30 June 2004 (irrespective of whether Chandler affirms or terminates at the end of Stage 2). It is not intended that this paragraph restrict ESI from creating, developing, acquiring, licensing, selling, or distributing security technologies or secure payment systems based on any ESI developed technologies supporting this agreement, for use in markets or industries other than Internet betting and gaming.

5.       CHANDLER'S OBLIGATIONS

5.1. Chandler may only distribute the Sports Card Technology to its Associated Companies if the Associated Companies first execute confidentiality agreements. Such agreements shall be on the same terms as those appearing in clause 12 of this agreement.

5.2. Chandler shall co-operate with ESI in the development of the Sports Card Technology in stages as follows:

         5.2.l. Stage I

               (a) The requirement below is to be completed by 150 days after the execution of this Agreement, which time is of the essence.

               (b) Chandler shall produce and establish a distribution system for POP Devices.

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        5.2.2.  Stage 2

               (a) The requirements below are to be completed by the end of June 2001 which time is of the essence.

               (b) Chandler shall co-operate with ESI in establishing localized interfaces to banking systems through an Internet Service Provider to allow for the proper operation of the Secure Two-way Payment System.

               (c) Chandler shall control betting and gaming profiles through ESI provided Authentication Servers from Chandler's central processing facilities.

        5.2.3. Stage 3

               (a) The requirement below is to be completed by a time to be agreed.

               (b) Chandler shall co-operate with ESI as to the development of new product lines for the mutual benefit of both parties.

6.      WARRANTIES

6.1. The parties warrant, each to the other, that they are able to meet all of their obligations which are expressed in or implied by this Agreement.

7.      EARLY TERMINATION OR AFFIRMATION

7.1.    Prior to the conclusion of Stage 1:

        7.1.1. ESI shall bear the costs, risks and liabilities it incurs as a result of its obligations and efforts under this Agreement.

        7.1.2. Chandler shall have the right to terminate this Agreement without liability.

7.2. At the conclusion of Stage 1 and Stage 2 Chandler will exercise, at ds sole discretion, a right to:

        7.2.1. Require ESI to continue to perform all of its obligations arising under the Agreement ("Affirmation"); or

        7.2.2.    Terminate the Agreement.

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7.3.   In the event of Affirmation at the conclusion of Stage 1, Chandler shall be required to make payment to ESI in accordance with this Agreement.

7.4. In the event of Affirmation at the conclusion of Stage 2, Chandler shall be required to make a further payment to ESI in accordance with this Agreement.

7.5. Affirmation by Chandler shall in no way affect any rights to terminate that Chandler may have or which may arise.


8.      PAYMENT AND DELIVERY

        8. 1. In the event of Affirmation at the conclusion of Stage 1, Chandler shall become liable to:

                  8.1.1. Make payment to ESI for the Stage 1 Sports Card Technology.

                  8.1.2. Purchase from ESI a minimum of 10,000 POP Devices.

8.2. In the event of Affirmation at the conclusion of Stage 2, Chandler shall become liable to

                  8.2.1. Make payment to ESI for the Stage 2 Sports Card Technology.

                  8.2.2. Purchase from ESI a minimum of 10,000 PAG Devices.

8.3. To satisfy its obligation under this clause to purchase POP and PAG Devices, Chandler will order the minimum number of Devices on Affirmation as follows:

               8.3.1. 2,000 POP Devices at a time on 5 occasions at regular intervals in the six (6) month period following the date of Affirmation of Stage 1.

               8.3.2. 2,000 POP Devices at a time on 5 occasions at regular intervals in the two (2)year period following the date of Affirmation of Stage 2.

8.4. The delivery period for orders placed with ESI will be 28 days from the date of the order.

8.5. Chandler shall make payment to ESI within 14 days of delivery of Devices to Chandler or its Associated Companies.

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8.6. All payments made by Chandler to ESI in accordance with this clause shall be consideration for:

               8.6.1. The passing of title in POP and PAG Devices delivered by
                      ESI to Chandler.

               8.6.2. The acquisition of proprietary rights by Chandler in the
                      Sports Card Technology as provided for in clause 10 of this Agreement.

(For the avoidance of doubt, payment for POP and PAG Devices shall also be payment for Sports Card Technology.)

8.7. The unit cost of POP and PAG Devices will be a fair price agreed by the parties before each Affirmation but in any event POP Devices will cost no more than US$120 and PAG Devices no more than US $350.

9.     CHANDLER'S DUTIES IF NO AFFIRMATION AT END OF STAGES 1 AND 2

9.1. If Chandler does not Affirm at the end of Stage 1, Chandler, and any of its Associated Companies, shall immediately return any and all components of the Sports Card Technology and any and all POP Devices containing the Stage 1 Sports Card Technology to ESI. It Chandler does not Affirm at the end of Stage 2 Chandler, and any of its Associated Companies, shall immediately return any and all components of the Sports Card Technology and any and all FIAG containing the Stage 2 Sports Card Technology to ESI

9.2 In the event that Chandler does not Affirm at the end of Stage 1, ESI shall have the right to use and sell the Stage I Sports Card Technology for its own purposes, regardless of any contrary restriction contained in this Agreement. In the event that Chandler does not Affirm at the end of Stage 2, ESI shall have the right to use and sell the Stage 2 Sports Card Technology for its own purposes, regardless of any contrary restriction contained in this Agreement.

10.    CHANDLER'S RIGHTS AFTER AFFIRMATION

10.1.  In the event of Affirmation at the end of Stage I:

                  10.1.1. All of the proprietary rights in the Stage I Sports Card Technology developed by ESI (including copyrights, trademarks, trade secrets and patents) shall vest jointly in (1) Chandler and its Associated Companies and

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                          (2)ESI. All proprietary rights in and title to any
                          other inventions, creations, or developments, or modifications thereof, (including copyrights, trademarks, trade secrets and patents), shall vest in ESI, unless otherwise agreed in writing.

               10.1.2. Chandler and its Associated Companies shall have the exclusive right to use the Stage 1 Sports Card Technology for the purposes of Internet betting and gaming transactions until 30 June 2004 (irrespective of whether Chandler affirms or terminates at the conclusion of Stage 2).

               10.1.3. Chandler and its Associated Companies shall have the right to use the Stage 1 Sports Card Technology for the purposes of Internet betting and gaming transactions for as long as they have contracted for its continued use after the expiry of the exclusive period provided for above.

10.2. The acquisition of proprietary rights in the Stage I Sports Card Technology by Chandler will confer all of the normal benefits of joint ownership on Chandler and its Associated Companies. Those benefits will include-

               10.2.1. The right to cause joint production of POP Devices and systems incorporating the Stage I Spods Card Technology for parties other than Chandler.

               10.2.2. OEM rights to distribute and sell Stage I Sports Card Technology for the purposes of allowing the public to enter into Internet betting and gaming transactions with Chandler.

               10 2.3. Jointly applicable patents, copyrights, trademarks, trade secrets and other intellectual property.

10.3.    In the event of Affirmation at the end of Stage 2:

               10.3.1. All of the proprietary rights in the Stage 2 Sports Card Technology developed by ESI (including copyrights, trademarks, trade secrets and patents) shall vest jointly in (1) Chandler and its Associated Companies and (2) ESI. All proprietary rights in and title to any other inventions, creations, or developments, or modifications thereof, (including copyrights, trademarks,

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                           trade secrets and patents), shall vest in ESI, unless
                           otherwise agreed in writing.

            10.3.2. Chandler and its Associated Companies shall have the exclusive fight to use the Stage 2 Sports Card Technology for the purposes of Internet betting and gaming transactions until 30 June 2004.

            10.3.3. Chandler and its Associated Companies shall have the right to use the Stage 2 Sports Card Technology for the purposes of Internet betting and gaming transactions for as long as they have contracted for its continued use after the expiry of the exclusive period provided for above.

10.4. The acquisition of proprietary rights in the Stage 2 Sports Card Technology by Chandler will confer all of the normal benefits of joint ownership on Chandler and its Associated Companies. Those benefits will include:

            10.4.1. The right to cause joint production of PAG Devices and systems incorporating the Stage 2 Sports Card Technology for parties other than Chandler.

            10.4.2. OEM rights to distribute and sell Stage 2 Sports Card Technology for the purposes of allowing the public to enter into Internet betting and gaming transactions with Chandler.

            10.4.3. Jointly applicable patents, copyrights, trademarks, trade secrets and other intellectual property.

10.5. Where profits (with the exception of those earned by ESI in supplying POP and PAG Devices to Chandler) are generated from proprietary rights held jointly by Chandler and ESI, Chandler and ESI shall share equally in those profits.

10.6. The parties acknowledge that any Background Technology used by either party in the development of the Sports Card Technology is the sole and exclusive property of the originating party, including all applicable rights to patents, copyrights, trademarks, trade secrets, and all other intellectual property rights of whatever nature inherent therein and appurtenant thereto. The parties agree that the originating party retains the exclusive ownership of its Background Technology, and any copies thereof.

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11.      TERMINATION

11.1. Chandler may terminate this Agreement with immediate effect in reliance on clause 7.1 or 7.2 upon giving written notice to ESI.

11.2. Either party may terminate this Agreement by giving 30 days written notice to the other in the event of the other committing a material breach of any provision of this Agreement. Such termination will take effect unless the party in breach remedies the breach within the notice period.

11.3. Either party may terminate this Agreement with immediate effect upon giving written notice to the other in the event of the other party becoming bankrupt, being liquidated (whether a compulsory or voluntary liquidation), being placed into receivership or entering into any compromise with creditors.

11.4. Termination or expiration of this Agreement for whatever reason shall not affect the accrued rights of the parties arising in any way out of this Agreement as at the date of termination.

11.5 Upon termination of this Agreement, both parties shall immediately return to the other all proprietary information they hold and which belongs to the other, with the exception of POP and PAG Devices paid for by Chandler.

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12.      CONFIDENTIALITY

12.1. The parties anticipate that under this Agreement it may be necessary for either party to transfer to the other information of a proprietary nature. With respect to such information, the parties agree as follows:

         12.1.1. "Proprietary Information" means any information disclosed by either party to the other party as a consequence of or through the exchange of information between the parties, which information shall include but shall not be limited to technical information, marketing plans, and marketing information, business plans, business records, computer communication systems, protocols, financial information, business formulas, compilations of information and records, including information relating to research, development, inventions, and types and names of potential customers, software (executable or otherwise), flow charts, scripts, encryptions, transfer mechanisms, or other rights and data, or any Trade Secret of any sort, which has not been published to the general public or made previously available to others without restriction, nor normally furnished to others without compensation, and which the disclosing party desires to protect against unrestricted disclosure or competitive use.

         12.1.2. "Trade Secret" means any formulas, patters, devices or compilations of information which is used in one's business, and which gives it an opportunity to take advantage over competitors who do not know or use it, from which the party derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and are the subject of efforts that are reasonable under the circumstances to maintain secrecy.

         12.1.3. Either party may disclose Proprietary Information to the other party, verbally or in writing. When disclosed in writing, the Proprietary Information shall be labelled with an appropriate legend. When disclosed verbally, the Proprietary Information shall be designated as "Proprietary" at the time of such disclosure.

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         12.1.4.      Each party recognises that the Proprietary information of
                      the other party is comprised of formulas, patters, programs, methods, techniques, processes, devices, and compilations of information which the other party uses in its business to give it an advantage over its competitors, who do not know or use the respective Proprietary Information. The parties shall take special care to preserve the secrecy and confidentiality of the other party's Proprietary Information and all other rights, data or information disclosed or discussed pursuant to this Agreement. Each party shall take all steps to insure that no unauthorised copies of the Proprietary Information of the other party, or any of its components, are produced

         12.1.5. The parties will take all steps necessary to protect the confidentiality of the Proprietary Information and will indemnity the other party for any loss or damage suffered by that party and caused by one party's failure to diligently protect the other party's rights, The parties shall notify each other immediately of any suspected breach by a person whether in a party's employ or not, in the security of the said Proprietary Information and agrees to immediately inform the other party in writing of any unauthorised use or interference with the Proprietary information.

         12.1.6 During the period of this Agreement, and for a period of three (3) years after the termination of this Agreement, neither party will disclose to any person or use to its own benefit or the benefit of any business with which it works, or in which it has an interest, any Proprietary Information of the other party without the prior written consent of the other party After providing notice to the other party, a party may release the other's Proprietary Information to a third party for the purpose of promoting sales of the Parties' products provided that prior to disclosing such information the disclosing party shall obtain the written agreement of the third party to abide by the terms in this agreement. The party releasing Proprietary Information pursuant to this provision shall forward a copy of the third party agreement to the other party

         12.1.7. Upon termination of this Agreement, unless otherwise agreed in writing, each party shall promptly deliver to the other party any and all Proprietary Information of the other party, and all copies thereof which may have been

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                      made, accessed, or received or possessed during the period of discussions or the business relationship between the parties, except as permitted by express written agreement between the parties.

         12.1.8. It is specifically agreed that the obligations of the parties to keep all information concerning the Proprietary Information confidential and to prevent unauthorised use of the Proprietary Information, its components or any material related thereto shall survive the termination of this Agreement.

         12.1.9. Notwithstanding any limitation to the contrary in this Agreement, in the event of a breach of this provision, the non-breaching party reserves all remedies it may have at law and equity against the breaching party, and reserved any right to pursue injunctive relief and monetary damages, whether actual, indirect, incidental, special, punitive or consequential, including lost profits, and will have the right to pursue recovery of all expenses paid to enforce its rights hereunder, including attorney's fees.

13.      ASSIGNMENT

13.1. Neither ESI or Chandler and its Associated Companies are entitled to assign, sublicence, sub-contract, transfer or otherwise deal with any of its rights or obligations under this Agreement without the prior written consent of the other.

14.      NOTICES

14.1. Any notice to be given under or pursuant to this Agreement shall be given in writing and shall be sufficiently given if delivered by hand or sent by prepaid recorded delivery letter or fax to the party at the address set out in this Agreement.

14.2. If notice is delivered by hand, it shall be deemed to have been received on the date of delivery. If notice is sent by post, it shall be deemed to have been received on the third day following posting. If notice is sent by fax, it shall be deemed to be received when transmitted.

15.      NO CONVEYANCE OR LICENSE

15.1. Nothing in this Agreement shall be construed to convey to either party any right, title, or interest, patent, copyright, trademark, or other intellectual property right of

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         the other party in any Proprietary Information, or any license to use, sell, exploit, copy or further develop any such Proprietary
         Information.

16.      SOLICITATION OF EMPLOYEES

16.1. During the term of this Agreement and continuing for one (1) year thereafter, neither party will hire, contract. or solicit the employment of any current or previous employee of the other who has been involved with this Agreement or performance hereunder, either indirectly or directly, without the prior written authorization of the other party.

17.      LIMITATION OF LIABILITY

17.1. In no event shall either party be liable for any loss of profit or any other commercial damage, including but not limited to special, incidental, consequential. or other indirect damages under any cause of action arising out of or relating to this agreement.

18.      GENERAL

18.1. Waiver. No delay in exercising, no course of dealing with respect to, or no partial exercise of any right or remedy hereunder shall constitute a waiver of any other right or remedy, or future exercise thereof.

18.2. Independent Contractors. Each party is an independent contractor and not an agent or partner, of, nor a joint venturer with the other party for any purpose, and neither party shall by virtue of this Agreement have any right, power or authority to act or create any obligation expressed or implied on behalf of the other party,

18.3. Severability. If any term or provision of this Agreement should be declared invalid by a court of competent jurisdiction, (i) the remaining terms and provisions of this Agreement shall be unimpaired, and (ii) the invalid term or provision shall be replaced by such valid term or provision as comes closest to the intention underlying the invalid term or provision.

18.4. Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior proposals, negotiations, conversations, discussions and agreements between the parties concerned the subject matter hereof.

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18.5     Amendments. No amendment, modification, termination or waiver of any provision of this Agreement nor any addition of any provision to this Agreement, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by both parties, and any such provision, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

18.6. Governing Law and Choice of Forum. In all respects this Agreement shall be governed and construed pursuant to English law. The parties irrevocably agree to submit to the exclusive jurisdiction of the English courts in respect of any matter or dispute which may arise out of or in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto, through their duly authorised officers, have executed this Agreement on this 12th day of September, 2000.

SIGNED by
and on behalf of VICTOR
CHANDLER INTERNATIONAL                         Victor Chandler
in the presence of:                            ---------------       R.F.Halsall
                                               Director

SIGNED by
and on behalf of ENTERPRISES
SOLUTIONS INCORPORATED                         John A. Solomon
in the presence of:                            ---------------        A.T. Saker
                                               Director




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SCHEDULE I - CHANDLER'S SPECIFICATION

Chandler requires performance under the Agreement by ESI such that:

1.   Chandler can distribute POP and PAG Devices to the public.

2.   The cost to Chandler of POP Devices will not exceed US$120.

3.   The cost to Chandler of PAG Devices will not exceed US$350.

4. The Sports Card Readers contained in POP and PAG devices will accept Sports Cards, and debit and credit cards issued by banks and financial institutions.

5. The Sports Card Technology will allow the public to use POP and PAG devices in conjunction with sports cards, debit cards and credit cards such that:

5.1. By the end of Stage 1, accounts held by the public with Chandler can be credited.

5.2. By the end of Stage 2, accounts which relate to debit and credit cards used by the public can be debited and credited.

6.   The Sports Card Technology will:

6.1. Exceed the current state of the art.

6.2 At all times incorporate the highest degree of security reasonably feasible.

6.3. Only be compatible with websites operated by Chandler. In particular, POP and PAG Devices will not be able to be used in conjunction with other services provided on the internet.

6.4. Be of a standard that will allow Chandler to insure completely against fraud with one of the world's major international insurers for a reasonable premium.


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